Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm in this Registration Statement (Form S-8) and related Prospectus of FNCB Bancorp, Inc. for the registration of common stock and to the incorporation by reference therein of our report dated March 10, 2023, with respect to the consolidated financial statements of FNCB Bancorp, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Baker Tilly US, LLP

Baker Tilly US, LLP

Iselin, New Jersey
June 23, 2023